Exhibit 10.43

July 22, 2011

David Talbot
c/o Salon Media Group
101 Spear Street
San Francisco, CA 94105

Re:  Employment Agreement

Dear David,

On behalf of Salon Media Group, Inc. (the “Company”), I am pleased to confirm our  offer of employment to you for the position of Chief Executive Officer and Director, as approved earlier today by the Compensation Committee of  the Board of Directors. This letter sets out the terms of your employment with the Company, which began on July 18, 2011.

You will be paid a base salary of $17,500.00 semi-monthly (which equals $210,000.00 per year), less applicable tax and other withholdings. You will also be eligible to participate in various Company fringe benefit plans, including medical, dental, vision, short term disability, long term disability, life insurance, 401(k), and vacation programs. In lieu of joining the Company plans, the Company will provide a monthly allowance of $1,380 to your previous employer.

As approved by the Compensation Committee of the Company’s Board of Directors, you have been granted options to purchase up to 400,000 shares of the Company’s common stock pursuant to the Company’s 1994 Plan, as amended. All such options are issued at an exercise price of $0.45 (forty-five cents), equal to the fair market value of the stock as represented by the closing price on the date hereof. Your options will vest at the rate of 100,000 every three months, provided you remain employed as CEO of the Company. The first vesting will take place on October 31, 2011, with subsequent vestings on January 31, 2012 , April 30, 2012, and July 31, 2012, and will be subject to the terms and conditions of the Company’s stock option plan, where applicable, and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Additionally, you will be eligible to receive an additional 750,000 of immediately vested options upon achievement of certain goals and the occurrence of one or more events. The operating goals which must be achieved to the Board’s satisfaction for you to be eligible to receive such grant are successful completion of the migration from MPS to Wordpress, the invigoration of Salon editorial, and the relaunching of the subscription business with additional revenues. Should these three conditions be met, the granting of an additional 750,000 options will be triggered by the closing of a sale, merger, or major outside investment in the Company. This additional option grant will be immediately vested upon issuance, and  will be subject to the terms and conditions of the Company’s

101 Spear Street, Suite 203
San Francisco, California 94105
Phone (415) 645-9200          Fax (415) 645-9202

stock option plan, where applicable, and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.  As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States.  Those documents must be provided to the Company within three days after your employment start date.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company.  The provisions of this agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

David, we look forward to working with you at Salon.  Please sign  this  letter  below to acknowledge your acceptance of the terms of this agreement.

Sincerely, Salon Media Group, Inc.

By:	/s/ Norman Blashka
Norman Blashka
Executive Vice President & Chief Financial Officer

I agree to and accept employment with Salon Media Group, Inc. on the terms and conditions set forth in this agreement.

By:	/s/ David Talbot
David Talbot

101 Spear Street, Suite 203
San Francisco, California 94105
Phone (415) 645-9200          Fax (415) 645-9202